Exhibit 21


                               Subsidiaries
                                  of the
                                Registrants



Subsidiaries of Atlantic Energy, Inc.:

                              State of              Date of
Company Name                Incorporation        Incorporation

Atlantic City Electric
Company                       New Jersey             4/28/24

Atlantic Energy
International, Inc.           Delaware               7/6/96

Atlantic Energy
Enterprises, Inc.             New Jersey             1/3/95




Subsidiaries of Atlantic City Electric Company:

                              State of              Date of
Company Name                Incorporation        Incorporation

Deepwater Operating
Company                        New Jersey            12/17/29


Atlantic Capital I             Delaware               6/20/96
(Grantor Trust)